Exhibit 10.5

[Series __]

LIBERTY GLOBAL, INC.

2005 INCENTIVE PLAN

PERFORMANCE SHARE UNITS AGREEMENT

THIS PERFORMANCE SHARE UNITS AGREEMENT (“Agreement”) is made as of                     , 20    , by and between LIBERTY GLOBAL, INC., a Delaware corporation (the “Company”), and the individual whose name, address, and Optionee ID number appear on the signature page hereto (the “Grantee”).

The Company has adopted the Liberty Global, Inc. 2005 Incentive Plan, as amended and restated (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees of, and independent contractors providing services to, the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan. [CLICK HERE TO READ THE PLAN.]

Pursuant to the Plan, the Compensation Committee (the “Committee”) appointed by the Board pursuant to Section 3.1 of the Plan to administer the Plan has determined that it would be in the best interest of the Company and its stockholders to award performance-based restricted share units to the Grantee effective as of             , 20     (the “Grant Date”), subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1. Definitions. The following terms, when used in this Agreement, have the following meanings:

“Annual Performance Rating” means the performance rating ranging from 1 (unsatisfactory) to 5 (outstanding) received by the Grantee during the Company’s Annual Performance Review Process.

“Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

“Base Performance Objective” has the meaning ascribed to such term in Appendix A.

“Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Cause” has the meaning specified for “cause” in Section 11.2(b) of the Plan.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” has the meaning specified in the recitals to this Agreement.

“Company” means Liberty Global, Inc., a Delaware corporation, and any successor thereto.

“Control Purchase” means any transaction (or series of related transactions) in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company, any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means each of (a) the Chairman of the Board, the President and each of the directors of the Company as of June 15, 2005, and (b) the respective family members, estates and heirs of each of the persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs. As used with respect to any person, the term “family member” means the spouse, siblings and lineal descendants of such person.

“Direct Registration System” means the book-entry registration system maintained by the Company’s stock transfer agent, pursuant to which shares of LBTY.     are held in non-certificated form for the benefit of the registered holder thereof.

“Earned Percentage” means the percentage determined by the Committee after the end of the Performance Period in accordance with the terms set forth in Appendix A taking into account the level of achievement of the Performance Metric or Performance Metrics set forth in Appendix A during the Performance Period and, if applicable, the relative weighting of the Performance Metrics.

“Earned Performance Share Units” means the number of Performance Share Units that following the completion of the Performance Period the Grantee is determined in accordance with Section 3 to have earned under this Agreement, subject to reduction, forfeiture or acceleration during the Service Period in accordance with Section 4 and Section 6, as applicable.

“Good Reason” for the Grantee to resign from his or her employment with the Company and its Subsidiaries means that any of the following occurs, is not consented to by the Grantee and, except for purposes of Section 7(b), is not the result of the Grantee’s poor performance:

(i) any material diminution in the Grantee’s base compensation;

(ii) the material diminution of the Grantee’s official position or authority, but excluding isolated or inadvertent action not taken in bad faith that is remedied promptly after notice; or

(iii) the Company requires the Grantee to relocate his/her principal business office to a different country.

For the Grantee’s Termination of Service to constitute resignation for Good Reason, the Grantee must notify the Committee in writing within 30 days of the occurrence of such event that Good Reason exists for resignation, the Company must not have taken corrective action within 60 days after such notice is given so that Good Reason for resignation ceases to exist, and the Grantee must terminate his or her employment with the Company and its Subsidiaries within six months after such notice is given or such longer period (but in any event not to exceed two years following the initial occurrence of such event) as may be required by the provisions of any employment agreement or other contract or arrangement with the Company or its Subsidiaries to which the Grantee is a party.

“Grant Date” has the meaning specified in the recitals to this Agreement.

“Grantee” has the meaning specified in the preamble to this Agreement.

“LBTY.    ” means the Series      common stock, par value $.01 per share, of the Company.

“Maximum Percentage” has the meaning ascribed to such term in Appendix A.

“NEO” means the Company’s Chief Executive Officer and each other person who is a “covered employee” within the meaning of Section 162(m)(3) of the Code and related Regulations and Treasury pronouncements as of the last day of the Performance Period or is projected to be a “covered employee” as of the last day of the following calendar year based on the compensation and benefits approved for such person for that calendar year as of the time achievement of the Base Performance Objective is certified by the Committee.

“Performance Metric” or “Performance Metrics” means the performance goal or goals established by the Committee pursuant to Section 10.3 of the Plan and set forth in Appendix A hereto.

“Performance Period” means the two-year period beginning on January 1 of the calendar year in which the Grant Date occurs.

“Performance Share Unit” is a Restricted Share representing the right to receive one share of LBTY.    , subject to the performance and other conditions and restrictions set forth herein and in the Plan.

“Plan” has the meaning specified in the recitals to this Agreement.

“Regulations” means the rules and regulations under the Code or a specified section of the Code, as applicable.

“Required Withholding Amount” has the meaning specified in Section 17 of this Agreement.

“RSU Dividend Equivalents” with respect to a Performance Share Unit means, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Performance Period and Service Period with respect to one share of LBTY.    _.

“Section 409A” means Section 409A of the Code and related Regulations and Treasury pronouncements.

“Section 409A Cap Payment Date” means, with respect to any Vesting Date, the March 15 of the calendar year following the calendar year in which such Vesting Date occurred.

“Service Period” means the period beginning on the January 1 immediately following the expiration of the Performance Period and ending on September 30 of that calendar year.

“Target Performance Share Units” means the initial number of Performance Share Units granted to the Grantee pursuant to this Agreement, with such number subject to adjustment or forfeiture in accordance with the terms of this Agreement and the Plan.

“Termination of Service” means the termination for any reason of the Grantee’s provision of services to the Company and its Subsidiaries, as an officer, employee or independent contractor. Whether any leave of absence constitutes a Termination of Service will be determined by the Committee subject to Section 11.12(c) of the Plan. Unless the Committee otherwise determines, neither transfers of employment among the Company and its Subsidiaries, nor a change in Grantee’s status from an independent contractor to an employee will be a Termination of Service for purposes of this Agreement. Unless the Committee otherwise determines, however, any change in Grantee’s status from an employee to an independent contractor will be a Termination of Service within the meaning of this Agreement.

“Unpaid RSU Dividend Equivalents” has the meaning specified in Section 4(b) of this Agreement.

“Vesting Date” means each date on which any Performance Share Units cease to be subject to a risk of forfeiture or vest, as determined in accordance with this Agreement and the Plan.

“Vested RSU Dividend Equivalents” has the meaning specified in Section 10 of this Agreement.

2. Grant of Target Performance Share Units. Pursuant to the Plan, the Company grants to the Grantee, effective as of the Grant Date, an Award of the number of Target Performance Share Units set forth on the signature page hereto, subject to the terms, conditions and restrictions set forth herein and in the Plan.

3. Performance Conditions For Performance Period.

(a) Except as otherwise provided in Section 7, if the Grantee receives less than a 3.0 Annual Performance Rating for any year in the Performance Period, then upon conclusion of the Company’s Annual Performance Review Process for that year, this Award and Grantee’s Target Performance Share Units and any related Unpaid RSU Dividend Equivalents shall be forfeited and the Grantee shall have no further rights hereunder. Except as otherwise provided in Section 7, if the Base Performance Objective is not met and the Grantee is an NEO, this Award and Grantee’s Target Performance Share Units and any related Unpaid RSU Dividend Equivalents shall be forfeited and the Grantee shall have no further rights hereunder.

(b) The Base Performance Objective and Performance Metric or Performance Metrics established by the Committee for the Performance Period are set forth on Appendix A attached hereto and made a part hereof for all purposes. If the Grantee is not an NEO, the Earned Performance Share Units for the Grantee shall initially be determined by multiplying the number of Target Performance Share Units by the Earned Percentage determined by the Committee in accordance with Appendix A. If the Grantee is an NEO, then the Earned Performance Share Units for the Grantee shall initially be determined by multiplying the number of Target Performance Share Units by the Maximum Percentage, subject to reduction to such lower number as the Committee may determine in its sole discretion, but, except as provided in the following sentence, not below the number determined by multiplying the number of Grantee’s Target Performance Share Units by the Earned Percentage determined by the Committee in accordance with Appendix A. If the Grantee received at least a 3.0 but less than a 4.0 Annual Performance Rating for any year in the Performance Period, then the Committee may in its discretion reduce the number of Earned Performance Share Units initially so determined in accordance with the applicable of the preceding two sentences to such number of Earned Performance Share Units as the Committee shall determine.

(c) Following the close of the Performance Period, the Committee shall certify whether the Base Performance Objective has been met and the extent to which the Performance Metric or Performance Metrics have been achieved and the calculation of the Earned Percentage in the manner required for qualified performance-based compensation within the meaning of Section 162(m) of the Code and the Regulations. The Committee may, but shall not be obligated to, engage an independent accounting firm to perform agreed upon procedures to verify the calculations. Upon completing its determination, the Committee shall notify the Grantee, in the form and manner as determined by the Committee, of the number of Earned Performance Share Units that will be subject to the service vesting provisions of Section 4.

(d) If the number of Grantee’s Earned Performance Share Units is less than the number of Grantee’s Target Performance Share Units, the excess Target Performance Share Units and any related unpaid RSU Dividend Equivalents will immediately be cancelled. If the number of Grantee’s Earned Performance Share Units exceeds the number of Grantee’s Target Performance Units, Grantee will be awarded a number of additional Performance Share Units so that the number of Grantee’s Target Performance Share Units and such additional Performance Share Units will equal the number of Grantee’s Earned Performance Share Units.

4. Vesting during Service Period.

(a) Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 5, 6 or 7 of this Agreement or Section 11.1(b) of the Plan and subject to the forfeiture provisions of this Agreement, the Earned Performance Share Units shall become vested in accordance with the following schedule (each date specified below being a Vesting Date):

(i)	On March 31 during the Service Period, 50% of the Earned Performance Share Units shall become vested; and

(ii)	On September 30 during the Service Period, 50% of the Earned Performance Share Units shall become vested.

[Please refer to the website of the Third Party Administrator, UBS Financial Services Inc., which maintains the database for the Plan and provides related services, for the specific Vesting Dates related to the Performance Share Units (click on the specific grant under the tab labeled “Grants/Award/Units”).]

(b) On each Vesting Date, subject to the satisfaction of any other applicable restrictions, terms and conditions, any RSU Dividend Equivalents with respect to the Earned Performance Share Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Earned Performance Share Units related thereto shall have become vested in accordance with this Agreement.

5. Termination, Death or Disability during Performance Period.

Subject to the remaining provisions of this Section 5 and to Sections 7 and 8, in the event of Termination of Service at any time during the Performance Period, the Grantee shall thereupon forfeit the Grantee’s Target Performance Share Units, any related Unpaid RSU Dividend Equivalents and any rights hereunder, except as indicated below:

(a) If the Termination of Service occurs after June 30 of the first year of the Performance Period and is due to death, then provided that the Grantee’s Annual Performance Rating for any full year, if any, of the Performance Period prior to Termination of Service was not less than 3.0, the Grantee’s estate will be entitled to a prorated portion of the Grantee’s Target Performance Share Units and any related Unpaid RSU Dividend Equivalents based on the number of full days of service by the Grantee during the Performance Period. Subject to the foregoing, the prorated portion of the Target Performance Share Units and any related Unpaid RSU Dividend Equivalent will thereupon become vested and will be settled in accordance with Section 9 as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurred.

(b) If the Termination of Service occurs after June 30 of the first year of the Performance Period and is due to Disability, then provided that the Grantee’s most recent Annual Performance Rating prior to Termination of Service was not less than 3.0, the Grantee will retain the right to earn a pro rata portion of the Grantee’s Target Performance Share Units and any related Unpaid RSU Dividend Equivalents. The number of the Grantee’s Earned Performance Share Units will initially be determined in accordance with Section 3 on the same basis as would otherwise apply had no Termination of Service occurred, but if the Termination of Service occurs in the first year of the Performance Period, the level of achievement of the Performance Metric or Performance Metrics will be determined based on the Company’s relative performance during that year as if the Performance Period were one year. The number of Earned Performance Share Units so determined will then be prorated based on the number of full days of service by the Grantee during the full Performance Period. Subject to the foregoing, the prorated portion of the Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and will be settled in accordance with Section 9 as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which Grantee’s Termination of Service occurred.

(c) If the Termination of Service occurs after June 30 of the first year of the Performance Period and is due to termination of the Grantee by the Company or any of its Subsidiaries without Cause or resignation by the Grantee for Good Reason, then the Committee may determine, in its sole discretion, that a portion of the Grantee’s Earned Performance Share Units (determined in the manner described in Section 5(b)) and any related Unpaid RSU Dividend Equivalents will thereupon become vested and no longer be subject to a risk of forfeiture in such amount as the Committee may determine, and shall be settled in accordance with Section 9 as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurred, provided that in no event shall the amount or terms of such settlement be more favorable to the Grantee than if the Grantee’s service had terminated due to Disability.

6. Termination, Death or Disability during Service Period.

Subject to the remaining provisions of this Section 6 and to Sections 7 and 8, in the event of Termination of Service at any time during the Service Period, the Grantee shall, effective upon such Termination of Service, forfeit any Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents, the Vesting Date for which has not yet occurred, except as indicated below:

(a) If the Termination of Service is due to death or Disability, the Grantee’s unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and no longer be subject to a risk of forfeiture. Such Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will be settled in accordance with Section 9 as of the originally scheduled Vesting Dates.

(b) If the Termination of Service is due to termination of the Grantee by the Company or any of its Subsidiaries without Cause or resignation by the Grantee for Good Reason, then the Committee may determine, in its sole discretion, that a portion of the Grantee’s Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will become vested and no longer be subject to a risk of forfeiture in such amount as the Committee may determine, and shall be settled in accordance with Section 9 as of the originally scheduled Vesting Dates, provided that in no event shall the amount or terms of such settlement be more favorable to the Grantee than if the Grantee’s service had terminated due to death or Disability.

7. Change in Control.

(a) If an Approved Transaction, Board Change or Control Purchase occurs on or before the Grantee’s Termination of Service and (x) this Agreement is not continued on the same terms and conditions or (y) in the case of an Approved Transaction, the Committee as constituted prior to such Approved Transaction has not determined, in its discretion, that effective provision has been made for the assumption or continuation of this Agreement on terms and conditions that in the opinion of the Committee are as nearly as practicable equivalent for the Grantee to the terms and conditions of this Agreement, taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the LBTY.     may be changed, converted or exchanged in connection with the Approved Transaction, then the provisions of this Section 7(a) will apply, subject to Section 8:

(i) If the Approved Transaction, Board Change or Control Purchase occurs during the Performance Period, then provided that the Grantee’s Annual Performance Rating for any full year, if any, of the Performance Period prior to such event was not less than 3.0, the Grantee will be deemed to have earned a number of Earned Performance Share Units equal to the Grantee’s Target Performance Share Units. Such Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents shall thereupon become vested and will be settled in accordance with Section 9 promptly following the occurrence of the Board Change or Control Purchase, but in any event no later than 30 days following such occurrence, or immediately prior to consummation of the Approved Transaction. The accelerated vesting and settlement contemplated by this clause (i) will be in full satisfaction of the Grantee’s rights hereunder.

(ii) If the Approved Transaction, Board Change or Control Purchase occurs during the Service Period, the Grantee’s remaining Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will vest and no longer be subject to a risk of forfeiture upon the occurrence of the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. Such Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents shall be settled in accordance with Section 9 promptly following the occurrence of the Board Change or Control Purchase, but in any event no later than 30 days following such occurrence, or immediately prior to consummation of the Approved Transaction. The accelerated vesting and settlement contemplated by this clause (ii) will be in full satisfaction of the Grantee’s rights hereunder.

(b) If an Approved Transaction, Board Change or Control Purchase occurs on or before the Grantee’s Termination of Service and the provisions of Section 7(a) do not apply because of the assumption or continuation of this Agreement as described therein, then the following will apply, subject to Section 8:

(iii) If the Approved Transaction, Board Change or Control Purchase occurs during the Performance Period, then provided that the Grantee’s Annual Performance Rating for any full year, if any, of the Performance Period prior to such event was not less than 3.0, the Grantee will thereupon be deemed to have earned a number of Earned Performance Share Units equal to the Grantee’s Target Performance Share Units, and the Grantee shall continue to be subject to the service and vesting requirements of, and to have the rights otherwise provided under, this Agreement with respect to such Earned Performance Share Units.

(iv) If the Approved Transaction, Board Change or Control Purchase occurs during the Service Period, the Grantee will continue to have the rights otherwise provided under this Agreement with respect to the Earned Performance Share Units.

(v) In the event of Termination of Service thereafter due to termination of the Grantee by the Company or any of its Subsidiaries for Cause or resignation by the Grantee, but excluding resignation as a result of Disability or for Good Reason, the Grantee shall, effective upon such Termination of Service, forfeit any then unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents, the Vesting Date for which has not yet occurred.

(vi) In the event of Termination of Service thereafter due to death or Disability, resignation by the Grantee for Good Reason or termination by the Company or any of its Subsidiaries without Cause, then effective upon such Termination of Service, the Grantee’s then unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalent shall become vested and no longer subject to a risk of forfeiture. Settlement in accordance with Section 9 of such Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents will be made, (x) if the Termination of Service occurs during the Performance Period, as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurred, and (y) if the Termination of Service occurs during the Service Period, as of the originally scheduled Vesting Dates.

8. Forfeiture and Recoupment Policy.

(a) Except when the Grantee’s Termination of Service is due to death or Disability, the accelerated vesting of Performance Share Units contemplated or permitted by Sections 5 and 6 shall be contingent upon execution by the Grantee, no later than the 60th day after the Termination of Service, of a general release, non-solicitation agreement and confidentiality agreement and, if the Committee in its discretion so requires, a non-competition agreement, in each case in favor of the Company and its Subsidiaries and in substance and form approved by the Committee, which form shall be provided by the Company to the Grantee within 15 days after the Termination of Service.

(b) If the Grantee breaches any restrictions, terms or conditions provided in or established by the Committee pursuant to the Plan or this Agreement with respect to the Performance Share Units prior to the vesting thereof (including any attempted or completed transfer of any such unvested Performance Share Units contrary to the terms of the Plan or this Agreement), the unvested Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.

(c) If the Company’s consolidated financial statements for any of the years taken into account in the Performance Metrics are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the Committee determines that if the financial results had been properly reported the number of Earned Performance Share Units would have been lower, then the Grantee shall be required to forfeit the excess amount of his or her Earned Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, or to refund any amounts previously delivered to the Grantee. The Grantee’s excess amount will be allocated ratably across the portions of his or her Earned Performance Share Units previously settled and the portions remaining to be settled, unless otherwise determined by the Committee. The amount allocated to portions of the Grantee’s Earned Performance Share Units that have previously been settled shall be promptly refunded to the Company by the Grantee in cash or by transfer of a number of shares of LBTY.    with a Fair Market Value as of the date transferred to the Company that is equal to the Fair Market Value of the shares of LBTY.    as of the date such shares were previously issued in settlement of the Earned Performance Share Units and the value of any RSU Dividend Equivalents previously paid with respect thereto. The Company shall have the right, exercisable in the Committee’s discretion, to offset, or cause to be offset, any amounts that the Grantee is required to refund to the Company pursuant to this Section 8(c) against any amounts otherwise owed by the Company or any of its subsidiaries to the Grantee.

(d) Upon forfeiture of any Target Performance Share Units or Earned Performance Share Units, such Performance Share Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights hereunder with respect thereto.

9. Settlement of Vested Performance Share Units. Except as otherwise provided in Section 6 and Section 7(a), settlement of Performance Share Units that vest in accordance with this Agreement shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than the Section 409A Cap Payment Date applicable to such Vesting Date. Settlement of vested Performance Share Units shall be made in payment of shares of LBTY.    , together with any related Unpaid RSU Dividend Equivalents, in accordance with Section 11.

10. Stockholder Rights; RSU Dividend Equivalents. The Grantee shall have no rights of a stockholder with respect to any shares of LBTY.            represented by any Performance Share Units unless and until such time as shares of LBTY.            represented by vested Performance Share Units have been delivered to the Grantee in accordance with Section 9. The Grantee will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as the Performance Share Units with respect to which such RSU Dividend Equivalents relate shall have become vested and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”). The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the calendar year in which the Vested RSU Dividend Equivalents became vested.

11. Delivery by Company. As soon as practicable after the vesting of Performance Share Units, and any related Unpaid RSU Dividend Equivalents, and subject to the withholding referred to in Section 17 of this Agreement, the Company will deliver or cause to be delivered to or at the direction of the Grantee (i)(a) a certificate or certificates issued in the Grantee’s name for the shares of LBTY.            represented by such vested Performance Share Units, (b) a statement of holdings reflecting that the shares of LBTY.            represented by such vested Performance Share Units are held through the Direct Registration System, or (c) a confirmation of deposit of the shares of LBTY.            represented by such vested Performance Share Units, in book-entry form, into the broker’s account designated by the Grantee, (ii) any securities constituting related vested Unpaid RSU Dividend Equivalents by any applicable method specified in clause (i) above, and (iii) any cash payment constituting related vested Unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (1) a certificate representing or statement of holdings reflecting such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee has been delivered personally to the Grantee or, if delivery is by mail, when the Company or its stock transfer agent has deposited the certificate or statement of holdings and/or such other documents in the United States mail, addressed to the Grantee, or (2) confirmation of deposit into the designated broker’s account of such securities, in written or electronic format, is first made available to the Grantee. Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States mail, addressed to the Grantee or his or her nominee.

12. Nontransferability of Performance Share Units Before Vesting.

(a) Before vesting and during the Grantee’s lifetime, the Performance Share Units and any related Unpaid RSU Dividend Equivalents may not be sold, assigned, transferred by gift or otherwise, pledged, exchanged, encumbered or disposed of (voluntarily or involuntarily), other than an assignment pursuant to a Domestic Relations Order. In the event of an assignment pursuant to a Domestic Relations Order, the unvested Performance Share Units and any related Unpaid RSU Dividend Equivalents so assigned shall be subject to all the restrictions, terms and provisions of this Agreement and the Plan, and the assignee shall be bound by all applicable provisions of this Agreement and the Plan in the same manner as the Grantee.

(b) The Grantee may designate a beneficiary or beneficiaries to whom the Performance Share Units, to the extent then vesting, and any related Unpaid RSU Dividend Equivalents will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee’s death, the Performance Share Units, to the extent then vesting, and any related Unpaid RSU Dividend Equivalents will pass by will or the laws of descent and distribution. Following the Grantee’s death, the person to whom such vested Performance Share Units and any related Unpaid RSU Dividend Equivalents pass according to the foregoing will be deemed the Grantee for purposes of any applicable provisions of this Agreement. [CLICK HERE TO ACCESS THE DESIGNATION OF BENEFICIARY FORM.]

13. Adjustments. The Performance Share Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.

14. Company’s Rights. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.

15. Limitation of Rights; Executive Stock Ownership Policy. Nothing in this Agreement or the Plan will be construed to give the Grantee any right to be granted any future Award other than in the sole discretion of the Committee or give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither the Grantee nor any person claiming through the Grantee will have any right or interest in shares of LBTY.            represented by any Performance Share Units or any related Unpaid RSU Dividend Equivalents unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan which affect the Grantee or such other person. Grantee acknowledges and agrees that the transfer by Grantee of shares of LBTY.            received upon vesting of Performance Share Units shall be subject to Grantee’s compliance with the Company’s Executive Stock Ownership Policy, as in effect from time to time.

16. Restrictions Imposed by Law. Without limiting the generality of Section 11.8 of the Plan, the Company shall not be obligated to deliver any shares of LBTY.            represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange upon which shares of LBTY.            or such other securities are listed. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of shares of LBTY.            represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.

17. Taxes.

(a) To the extent that the Company is subject to withholding tax requirements under any national, state, local or other governmental law with respect to the award of the Performance Share Units to the Grantee or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangement satisfactory to the Company to make payment to the Company of the amount required to be withheld under such tax laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required because the Grantee vests in some or all of the Performance Share Units and any related RSU Dividend Equivalents, the Company shall withhold (i) from the shares of LBTY.            represented by vested Performance Share Units and otherwise deliverable to the Grantee a number of shares of LBTY.            and/or (ii) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount. Notwithstanding any other provisions of this Agreement, the delivery of any shares of LBTY.            represented by vested Performance Share Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.

(b) At all times prior to the Vesting Date, the benefit payable under this Agreement is subject to a substantial risk of forfeiture within the meaning of Section 409A and Regulation 1.409A-1(d) (or any successor Regulation). Accordingly, this Agreement is not subject to Section 409A under the short term deferral exclusion. Notwithstanding the foregoing provisions of this Agreement, if Grantee is a “specified employee” as such term is defined in Section 409A, and determined as described below, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service (other than by reason of death) to the Grantee shall not be payable before the earlier of (i) the date that is six months after the date of the Grantee’s Termination of Service, (ii) the date of the Grantee’s death or (iii) the date that otherwise complies with the requirements of Section 409A. The Grantee shall be deemed a “specified employee” for the twelve-month period beginning on April 1 of a year if the Grantee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.

(c) Except as provided in Section 17(d) or 17(e), in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Grantee pursuant to this Agreement (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the amount of “parachute payments” (as defined in Section 280G of the Code) payable or required to be provided to the Grantee under this Agreement shall be automatically reduced (a “Reduction”) to the minimum extent necessary to avoid imposition of such Excise Tax.

(d) Notwithstanding any provision herein to the contrary, if a Reduction under Section 17(c) of the amount payable under this Agreement and any similar reduction made pursuant to the terms of any other award of Restricted Shares under the Plan or any similar incentive plan adopted by the Company would result in the amount of parachute payments being reduced by twenty percent (20%) or more of the aggregate parachute payments made to the Grantee under this Agreement and any such other arrangement, then no Reduction shall apply and the Grantee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment (whether through withholding at the source or otherwise) by the Grantee of all federal, state or local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, the Grantee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment. Any Gross-up Payment shall be made by the end of the Company’s taxable year next following the Grantee’s taxable year in which the Grantee pays the Excise Tax. For purposes of determining the Excise Tax attributable to the Payment, no portion of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) shall be deemed to be allocable to the Payment so as to reduce the amount of the Gross-Up Payment. All determinations required to be made under this Section 17(d) shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Grantee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Grantee.

(e) In the event the Grantee is a party to or participant in any other plan or arrangement that provides for a gross-up payment to mitigate the impact of the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax, then (i) the provisions of Section 17(c) above shall be applied without taking into account any parachute payments payable under such plan or arrangement, and (ii) the provisions of Section 17(d) above shall apply without reference to the amount of any gross-up payment made to the Grantee pursuant to that plan or arrangement.

18. Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class mail, postage prepaid, sent by overnight courier, freight prepaid or sent by facsimile and addressed as follows:

Liberty Global, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attn: General Counsel

Fax: 303-220-6691

Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

19. Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,

(a) this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to reform the Award made hereunder as contemplated by Section 11.18 of the Plan or to exempt the Award made hereunder from coverage under Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b) subject to any required action by the Board or the stockholders of the Company, the Performance Share Units granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Performance Share Units that are then vested.

20. Grantee Employment or Service.

(a) Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with any right of the Company or any Subsidiary, subject to the terms of any separate employment or service agreement to the contrary, to terminate the Grantee’s employment or service at any time, with or without cause, or to increase or decrease the Grantee’s compensation from the rate in effect at the date hereof or to change the Grantee’s title or duties.

(b) The Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment or service agreement or arrangement with the Grantee.

(c) It is a condition of the Grantee’s Award that, in the event of Termination of Service for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Service that such a claim may ensue), the Grantee will not by virtue of such Termination of Service, subject to Sections 5, 6 and 7 of this Agreement, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature the Grantee may have hereunder or under the Plan. Notwithstanding any other provision of the Plan or this Agreement, the Award hereunder will not form part of the Grantee’s entitlement to remuneration or benefits pursuant to the Grantee’s employment or service agreement or arrangement, if any. The rights and obligations of the Grantee under the terms of his or her employment or service agreement, if any, will not be enhanced hereby.

(d) In the event of any inconsistency between the terms hereof or of the Plan and any employment, severance or other agreement with the Grantee, the terms hereof and of the Plan shall control.

21. Nonalienation of Benefits. Except as provided in Section 12 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

22. Data Privacy.

(a) The Grantee’s acceptance hereof shall evidence the Grantee’s explicit and unambiguous consent to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Grantee’s employer (the “Employer”) and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any shares of stock or directorships or other positions held in the Company, its subsidiaries and affiliates, details of all options, stock appreciation rights, restricted shares, restricted share units or any other entitlement to shares of stock or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan (“Data”).

(b) The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g. the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired with respect to an Award.

(c) The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact the Grantee’s local human resources representative.

23. Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum and waives any right to a trial by jury in any such action.

24. Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

25. Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement.

26. Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.

27. Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

28. Grantee Acceptance. The Grantee will signify acceptance hereof and consent to all the terms and conditions of this Agreement by signing in the space provided on the signature page hereto and returning a signed copy to the Company. If the Grantee does not execute this Agreement within 120 days of the Grant Date, the grant of Performance Share Units shall be null and void.

Signature Page to Performance Share Units Agreement

dated as of                              , 20        , between Liberty Global, Inc. and the Grantee

LIBERTY GLOBAL, INC.

By:
Name:
Title:

ACCEPTED:

Grantee Name:
Address:
City/State/Country:

Optionee ID:

Grant No.

Number of Target Performance Share Units (LBTY.        ) Awarded